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                                                                       Exhibit 3

                                 TRANCHE A NOTE

$7,000,000                                                       August 12, 2002


     FOR VALUE RECEIVED, the undersigned, AQUIS WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of FINOVA CAPITAL CORPORATION, a Delaware corporation ("FINOVA"), the principal sum of SEVEN MILLION DOLLARS ($7,000,000), or, if less, the aggregate unpaid amount of the Tranche A Loan pursuant to and in accordance with the applicable provisions of that certain Second Amended and Restated Loan Agreement dated as of August 12, 2002 (as the same may be amended, modified, supplemented or restated from time to time, the "Loan Agreement") among Maker, FINOVA, in its individual capacity and as Agent for all Lenders, and the other Lenders party thereto, at the office of FINOVA at The F1NOVA Corporate Center, 4800 North Scottsdale Road, Scottsdale, Arizona 85251-7623, or at such other place as the holder hereof may appoint, plus interest thereon as set forth below.

     This Tranche A Note (this "Note") is delivered by Maker to FINOVA pursuant to and in accordance with the applicable provisions of the Loan Agreement. All capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

     The Principal Balance of this Note shall bear interest at the per annum rate of interest set forth in subsection 2.2.1 of the Loan Agreement applicable to the Tranche A Loan.

     Accrued and unpaid interest on, and the Principal Balance of, this Note shall be paid in the manner set forth in Section 2.4 of the Loan Agreement.

     Interest shall be: (i) computed on the basis of a year consisting of 360 days and (ii) charged for the actual number of days during the period for which interest is being charged.

     During a Default Rate Period, the Principal Balance of this Note shall bear interest at the Default Rate, which interest at such Default Rate shall be paid by Maker to FINOVA immediately upon demand. In addition, if a payment of principal or interest to be made pursuant to this Note becomes past due for a period in excess of five (5) Business Days, Maker shall pay on demand to FINOVA a late charge of 2% of the amount of such overdue payment.

     Subject to the provisions of Section 8.2 of the Loan Agreement, at the election of the holder hereof, upon the occurrence of an Event of Default, without further notice or demand, the Principal Balance of this Note, and all accrued and unpaid interest thereon, shall be and become immediately due and payable in full. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, and such failure shall not be deemed to establish a custom or course of dealing or performance between Maker and FINOVA.

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     This Note shall or may be prepaid, in whole or in part, at the times and in accordance with Section 2.8 of the Loan Agreement.

     All funds received by FINOVA during the existence of an Event of Default shall be applied in the manner set forth in Section 8.4 of the Loan Agreement.

     All payments to be made by Maker pursuant to this Note shall be made in accordance with the instructions therefor set forth in the Loan Agreement. Payment shall not be deemed to have been received by FINOVA until FINOVA is in receipt of Good Funds.

     Notwithstanding any provision to the contrary contained herein or in any other Loan Instrument, FINOVA shall not collect a rate of interest, including the Loan Fees, on any obligation or liability due and owing by Maker to FINOVA in excess of the maximum contract rate of interest permitted by applicable law ("Excess Interest"). All fees, charges, goods, things in action or any other sums or things of value (other than items (a), (b), (c) and (d) below) paid or payable by Maker (collectively, the "Additional Sums"), whether pursuant to this Note, the Loan Agreement, the other Loan Instruments or any other document or instrument in any way pertaining to the Loan, that, under the laws of the State of Arizona, may be deemed to be interest with respect to the Loan, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to the Loan shall be payable by Maker and shall be deemed to be additional interest, and for such purposes only, the agreed upon and "contracted for rate of interest" with respect to the Loan shall be deemed to be increased by the rate of interest resulting from the Additional Sums. FINOVA and Maker agree that the interest laws of the State of Arizona shall govern the relationship between them and understand and believe that the transactions contemplated by the Loan Instruments comply with the usury laws of the State of Arizona, but in the event of a final adjudication to the contrary, Maker shall be obligated to pay, nunc pro tunc, to FINOVA only such interest as then shall be permitted by the laws of the state found to govern the contract relationship between FINOVA and Maker. For the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to a loan, the "contracted for rate of interest" for the Tranche A Loan shall consist of the following: (a) interest calculated in accordance with the provisions of subsections 2.2.1 of the Loan Agreement; (b) interest calculated in accordance with the provisions of Section 2.5 of the Loan Agreement; (c) the late charges, described and payable in accordance with provisions of Section 2.6 of the Loan Agreement; (d) the Loan Fees; and (e) all Additional Sums, if any. Maker agrees to pay an effective "contracted for rate of interest" which is the sum of items (a), (b), (c), (d) and (e), as applicable, above. If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Note, the Loan Agreement or any other Loan Instrument, then in such event (i) Maker shall not be obligated to pay such Excess Interest, (ii) any Excess Interest collected by FINOVA shall be, at FINOVA's option, (A) applied to the Principal Balance of this Note or to accrued and unpaid interest not in excess of the maximum rate permitted by applicable law or (B) refunded to the payor thereof, (iii) the interest rates provided for herein (collectively, including, without limitation, the Loan Fees, the "Stated Rate") shall be automatically reduced to the maximum rate allowed from time to time under applicable law (the "Maximum Rate") and this Note, the Loan Agreement and the other Loan Instruments, as applicable, shall be deemed to have been, and shall be, modified to reflect such reduction, and (iv) Maker shall not have any action against F1NOVA or Lenders for

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any damages arising out of the payment or collection of such Excess Interest;
provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Rate, Maker shall, to the extent permitted by law, continue to pay interest at the Maximum Rate until such time as the total interest received by F1NOVA is equal to the total interest which FINOVA would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Rate, in which event the provisions contained in this paragraph again shall apply.

     If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Maker promises and agrees to pay all costs of collection, including all court costs and reasonable attorneys' fees.

     Maker hereby waives presentment for payment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time before, at or after maturity, without in any way affecting the liability of Maker hereunder or any guarantor hereof.

     Maker hereby agrees that all actions or proceedings initiated by Maker and arising directly or indirectly out of this Note or any or all of the other Loan Instruments shall be litigated in the Superior Court of Arizona, Maricopa County Division, or the United States District Court for the District of Arizona, or, if FINOVA initiates such action, in addition to the foregoing courts, any court in which FINOVA shall initiate or to which FINOVA shall remove such action, to the extent such court has jurisdiction. Maker hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in or removed by FINOVA to any of such courts, and hereby agrees that personal service of the summons and complaint, or other process or papers issued therein, may be made by registered or certified mail addressed to Maker at the address to which notices are to be sent pursuant to Section 12.1 of the Loan Agreement. Maker waives any claim that Mariocopa County, Arizona or the District of Arizona is an inconvenient forum or an improper forum based on lack of venue. To the extent provided by law, should Maker, after being so served, fail to appear or answer to any summons, complaint, process or papers so served within the number of days prescribed by law after the mailing thereof, Maker shall be deemed in default and an order and/or judgment may be entered by the court against Maker as demanded or prayed for in such summons, complaint, process or papers. The exclusive choice of forum for Maker set forth in this paragraph shall not be deemed to preclude the enforcement by FINOVA of any judgment obtained in any other forum or the taking by FINOVA of any action to enforce the same in any other appropriate jurisdiction, and Maker hereby waives the right to collaterally attack any such judgment or action.

     This Note shall be construed in accordance with and governed by the laws and decisions of the State of Arizona. All funds disbursed to or for the benefit of Maker will be deemed to have been disbursed in Scottsdale, Arizona.

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     Maker acknowledges and agrees that any controversy which may arise under this Note would be based upon difficult and complex issues and therefore Maker agrees that any lawsuit arising out of any such controversy will be tried in a court of competent jurisdiction by a judge sitting without a jury.

     This Note, together with the Tranche B Note, restates and replaces the Amended and Restated Note dated January 31, 2000 executed by Maker payable to the order of FINOVA in the original principal amount of $27,764,500 (the "Original Note") and is not a repayment or novation of the Indebtedness for Borrowed Money evidenced by the Original Note.

     This Note may not be changed or amended orally, but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

     This Note shall be binding upon Maker and upon Maker's successors and assigns, and shall inure to the benefit of the successors and permitted assigns of FINOVA.

     In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any law, including, but not limited to, any of the rules and regulations and policies of the FCC, or by reason of the interpretation placed thereon by any court or the FCC or any other Governmental Body, as applicable, the validity, legality and enforceabiltiy of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Note.

     Time for the performance of Maker's obligations under this Note is of the essence.

     This Note is entitled to the benefit of certain collateral security, all as more fully set forth in the Loan Agreement and the other Loan Instruments.

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     IN WITNESS WHEREOF, this Note has been executed and delivered by Maker by its duly authorized officer on the date first set forth above.

                                        AQUIS WIRELESS COMMUNICATIONS, INC.,
                                        a Delaware corporation



                                        By:     /s/ Eugene I. Davis
                                           -------------------------------------
                                             Name: Eugene I. Davis
                                             Title: President & CEO

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